Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to this Registration Statements on Form S-8 pertaining to the 2024 Share Incentive Plan, of our report dated March 24, 2025, relating to the financial statements of Foresight Autonomous Holdings Ltd. (the “Company”) appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2024.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

January 30, 2026